                               (HYDROGENICS LOGO)

                   NOTICE OF ANNUAL MEETING & PROXY CIRCULAR

                                                                  ANNUAL MEETING
                                                                    MAY 30, 2003

                               TABLE OF CONTENTS

Invitation to Shareholders..................................    1
Notice of Annual Meeting of Shareholders....................    2
Proxy Circular..............................................    3
  Who Can Vote..............................................    3
  How You Can Vote..........................................    3
  Solicitation of Proxies...................................    3
  Appointment and Revocation of Proxies.....................    3
  Exercise of Discretion....................................    4
Business of the Meeting.....................................    5
Board of Directors..........................................    7
Statement of Corporate Governance...........................    9
Committee Reports...........................................   10
Report on Executive Compensation............................   12
  Compensation Determination Process........................   12
  Stock Options.............................................   12
  Summary Compensation Table................................   14
  Employment Agreements.....................................   15
  Compensation of Directors.................................   16
  Performance Graph.........................................   16
Other Information...........................................   17
Certificate.................................................   18
Appendix A: Statement of Corporate Governance Practices.....   19
Appendix B: Committee Charters..............................   24

                           INVITATION TO SHAREHOLDERS

On behalf of the Board of Directors, management and employees, we invite you to attend the annual meeting of shareholders of Hydrogenics Corporation (the "Company") on Friday, May 30, 2003 at the offices of Osler, Hoskin & Harcourt LLP, 63rd Floor, 1 First Canadian Place, Toronto, Ontario, M5X 1B8.

The items of business to be considered at this meeting are described in the enclosed Notice of Annual Meeting and Proxy Circular. No matter how many shares you hold, your participation at shareholders' meetings is very important. If you are unable to attend the meeting in person, we encourage you to vote by following the instructions included on the enclosed proxy form and returning the completed form in the envelope provided.

We hope you will take the time to review this proxy circular in which we report on and disclose a number of initiatives we have undertaken this year. To highlight just a few, we have: adopted new governance guidelines for the Board of Directors; reviewed and revised charters for all the Board Committees; adopted a corporate Code of Business Conduct and Ethics; adopted a new Communications and Disclosure Policy; and undertaken a thorough assessment of our Board and Committees' effectiveness and the contributions of our individual directors.

During the meeting, we will review the affairs of the Company and our plans for the future. We look forward to answering your questions and hope you will accept this invitation to meet the directors and executives of your Company.

We look forward to seeing you at the meeting.

Sincerely,


                                                /s/ Pierre Rivard
  /s/ Norman Seagram
Norman Seagram                                  Pierre Rivard
Chairman of the Board of Directors              President and Chief Executive Officer

April 30, 2003

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of Hydrogenics Corporation (the "Company") will commence at 10:00 a.m. on Friday, May 30, 2003 (Toronto time) in Room CC3 at the offices of Osler, Hoskin & Harcourt LLP, 63rd Floor, 1 First Canadian Place, Toronto, Ontario, Canada.

The meeting will have the following purposes:

1. to receive the financial statements of the Company for the year ended December 31, 2002, together with the report of the auditors on those statements;

2. to elect Wesley Twiss, James Sardo and Pierre Rivard as directors of the Company to hold office until the annual meeting of shareholders of the Company to be held in 2006;

3. to elect Frank Colvin as a director of the Company to hold office until the next annual meeting of the shareholders of the Company;

4. to amend the Company's stock option plan by increasing the aggregate number of common shares available under the plan from 4,641,000 shares to 8,141,000 shares;

5. to reappoint PricewaterhouseCoopers LLP as auditors of the Company and authorize the Audit Committee of the Board of Directors to fix their remuneration; and

6. to transact such other business as may properly be brought before the meeting or any continuation of the meeting following an adjournment.

The number of votes that may be cast at the meeting by shareholders, as of April 15, 2003, is 53,219,279.

The accompanying proxy circular provides additional information relating to the matters to be dealt with at the meeting and forms part of this notice.

Shareholders who cannot attend the meeting in person may vote by proxy. Instructions on how to complete and return the proxy are provided with the proxy form and are described in the proxy circular. To be valid, proxies must be received by (i) CIBC Mellon Trust Company at 200 Queen's Quay East, Unit 6, Toronto, Ontario, M5A 4K9, or by facsimile at (416) 368-2502; or (ii) the Secretary of the Company at the Company's head office, 5985 McLaughlin Road, Mississauga, Ontario, L5R 1B8, in each case no later than 5:00 p.m. (Toronto time) on the last business day preceding the meeting or any continuation of the meeting following an adjournment.

By the order of the Board of Directors,

/s/ Jonathan Lundy

Jonathan I. Lundy

Vice President, General Counsel
and Corporate Secretary

Toronto, April 30, 2003

                                 PROXY CIRCULAR

The board of directors of Hydrogenics Corporation is delivering this proxy circular to you in connection with the solicitation of your proxy for use at the annual meeting of shareholders to be held on May 30, 2003 (the "Meeting"). In this proxy circular, unless the context otherwise requires, all references to "Hydrogenics", the "Company", "we", "us" and "our" refer to Hydrogenics Corporation.

WHO CAN VOTE

Holders of our common shares (the "Shares") listed as shareholders at the close of business on April 15, 2003 will be entitled to one vote for each Share held, except that if such holder subsequently transfers the ownership of a Share and the transferee establishes that he or she owns such Share and requests not later than ten days before the Meeting that he or she be included on the shareholders' list, such transferee (and not his or her transferor) will be entitled to vote such Shares at the Meeting. Requests of such nature should be made to CIBC Mellon Trust Company ("CIBC Mellon") at its address set out under "Appointment and Revocation of Proxy".

As of April 15, 2003, the Company had 53,219,279 Shares outstanding. To the knowledge of our directors and officers, as of April 15, 2003, no person or company beneficially owns, directly or indirectly, or exercises control or direction over, Shares carrying more than 10% of the voting rights attached to our outstanding Shares other than

     - General Motors Corporation ("GM"), which owns 11,364,006 Shares, representing 21.45% of our outstanding Shares;

     - Pierre Rivard, our President and Chief Executive Officer, who owns 6,181,500 Shares, representing 11.62% of our outstanding Shares;

     - Boyd Taylor, our Vice President, Business Development, who owns 6,119,500 Shares, representing 11.50% of our outstanding Shares; and

     - Joseph Cargnelli, our Chief Technology Officer, who owns 6,109,500 Shares, representing 11.48% of our outstanding Shares.

HOW YOU CAN VOTE

If you are a registered shareholder, you may vote your Shares either by attending the Meeting in person or, if you do not plan to attend the Meeting, by completing the proxy and following the delivery instructions contained in the enclosed form of proxy and this proxy circular.

If you are an unregistered shareholder (your Shares are unregistered because an intermediary, such as a stockbroker, holds your Shares on your behalf), you must follow special procedures if you wish to vote at the Meeting:

     - TO VOTE IN PERSON -- Insert your name in the blank space provided on the proxy that you receive from your intermediary. Sign the proxy form if it has not been signed by the intermediary. Return the completed proxy form in the enclosed envelope. When you arrive at the Meeting, you should advise staff that you are a proxy appointee.

     - IF YOU DO NOT PLAN TO ATTEND THE MEETING -- You may vote by authorizing the management representatives named in the proxy form to vote your Shares. If you choose this option, complete, sign (if unsigned by your intermediary) and return the proxy form as instructed on the proxy form.

SOLICITATION OF PROXIES

Your proxy is being solicited on behalf of Hydrogenics' management. The solicitation will be primarily by mail, but may also be made by telephone, facsimile or by other means of electronic communication. We pay all costs of soliciting proxies.

APPOINTMENT AND REVOCATION OF PROXIES

The persons named in the accompanying form of proxy are our President and Chief Executive Officer and our Vice President, General Counsel and Corporate Secretary. You may also appoint some other person (who need not be a shareholder) to represent you at the Meeting by inserting such person's name in the blank space provided in the proxy or by completing another proper form of proxy. In either case, your completed proxy should be returned in the enclosed envelope provided for that purpose to CIBC Mellon, 200 Queen's Quay East, Unit 6, Toronto, Ontario, M5A 4K9, Attention: Proxy Department, or it should be delivered to the Vice President, General Counsel and Corporate Secretary of the Company at 5985 McLaughlin Road,

Mississauga, Ontario, L5R 1B8. To ensure that your vote is recorded, your proxy must be received no later than 5:00 p.m. (Toronto time) on the last business day preceding the Meeting or, if the meeting is adjourned, no later than 5:00 p.m. (Toronto time) on the last business day preceding the day to which the Meeting is adjourned.

You can revoke your proxy before it is voted by:

     - completing and signing a proxy form bearing a later date, and delivering it to CIBC Mellon;

     - delivering a written statement, signed by you or your authorized attorney to our Vice President, General Counsel and Corporate Secretary at the address indicated above, before the end of business on May 29, 2003;

     - delivering a written statement, signed by you or your authorized attorney to the Chairman of the Meeting on the day of the Meeting or the day to which the Meeting is adjourned; or

     -  any other manner provided by law.

EXERCISE OF DISCRETION

The nominees named in the accompanying form of proxy will vote or withhold from voting the Shares represented by the proxy in accordance with your instructions. The proxy grants the nominees the discretion to vote on;

     - each matter or group of matters identified in the proxy where you do not specify how you want to vote;

     -  any amendment to or variation of any matter identified in the proxy; and

     -  any other matter that properly comes before the Meeting.

IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, YOUR SHARES WILL BE VOTED FOR THE APPROVAL OF EACH MATTER TO BE VOTED ON AT THE MEETING AS DESCRIBED IN THIS PROXY CIRCULAR TO BE VOTED ON AT THE MEETING.

As of the date of this proxy circular, we know of no amendment, variation or other matter that may come before the Meeting, but if any amendment, variation or other matter properly comes before the Meeting, the nominee named in the proxy will vote upon such matters according to their best judgment.

                            BUSINESS OF THE MEETING

FINANCIAL STATEMENTS

Our consolidated financial statements for the year ended December 31, 2002 are included in our Annual Report 2002, which was mailed to shareholders together with this proxy circular. The consolidated financial statements and the auditor's report on those financial statements will be submitted to shareholders at the Meeting but no vote is required in respect of the financial statements, nor will one be taken.

ELECTION OF DIRECTORS

The Company's articles of incorporation provide that our board of directors shall consist of a minimum of three and a maximum of nine directors. Currently we have nine directors. It is proposed by management, that nine directors serve for the coming year.

We elect approximately one third of our directors each year. Directors may be elected for terms of up to three years. Three directors will be elected by you at the Meeting. Messrs Twiss, Sardo and Rivard are each being nominated for election for a term of three years, which term will expire in 2006. Mr. Colvin is being nominated for a term of one year, which term will expire in 2004. Each director elected will hold office until the end of their respective term or until their successor is duly elected or appointed. Messrs Rivard and Colvin currently serve as directors.

APPOINTMENT OF AUDITORS

Based upon the recommendation of the Audit Committee, our board of directors propose that PricewaterhouseCoopers LLP ("PWC") be reappointed as our auditors for the ensuing year, at a remuneration to be determined by the Audit Committee. Consistent with emerging governance standards and pursuant to its charter, the Audit Committee has reviewed the nature and amount of audit and non-audit services provided by PWC to ensure auditor independence.

In 2002, PWC charged us fees totalling in the aggregate Cdn.$335,448, of which Cdn.$202,955 was for audit services and Cdn.$132,493 related to other services. Other services in 2002 included services such as the provision of general advice, audit-related services relating to acquisitions and services related to regulatory filings, as well as tax advisory services.

AMENDMENT TO STOCK OPTION PLAN

To continue to foster an entrepreneurial spirit among our employees and to encourage them to achieve our medium and long-term goals, we believe it is important to provide opportunities for our employees to acquire Shares. As a result, adopting and maintaining in place a stock option plan has been a key element of our compensation strategy since 1999. A description of this philosophy and further details about our stock option plan is included in the section "Report on Executive Compensation".

Due to our rapid growth and the acquisition of Greenlight Power Technologies, Inc. in January of this year, the number of our employees worldwide has increased significantly since the inception of our stock option plan in 1999. Based on our compensation structure and our annual grant of options to employees, we will soon exhaust all permitted options under our plan.

Under our stock option plan, 4,641,000 Shares are currently authorized. As of December 31, 2002, 95,065 stock options remain available for grant, which, as stated above, is insufficient for the current and future year's grants. We are seeking to increase the aggregate number of Shares available for issuance pursuant to grants under our plan by an additional 3,500,000 Shares. We believe that these Shares are needed for issuance under our plan to ensure that sufficient awards can continue to be made to attract, retain and motivate key employees, executives and directors.

To ascertain whether the proposed increase of additional Shares available for issuance under our stock option plan reflects current market practices in our industry, our Management Development and Compensation Committee retained William
M. Mercer Limited ("Mercer"), a global professional services firm, to advise on the market practices of companies comprising the Technology and Industrial Groups of the S&P/TSX Composite Index, with respect to their long-term incentive programs.

Based on this information and the recommendation of the Management Development and Compensation Committee, this amendment to the plan was approved by our board, subject to shareholder and regulatory approvals. If approved by shareholders, the total number of Shares reserved for the stock option plan, minus options that have been exercised, would represent approximately 11.5% of the total number of issued and outstanding Shares.

As of April 15, 2003, a net total of 4,545,935 stock options have been granted to participants in the stock option plan, taking into account options which have been forfeited or cancelled. Since the plan was adopted, options exercised resulted in the issuance of 2,014,255 Shares.

As the amendment to increase the number of Shares issuable under our stock option plan must be approved by a majority of votes cast at the Meeting, the following resolution is presented for consideration at the meeting:

     RESOLVED, that,

     "the Company's stock option plan shall be amended to provide that the number of common shares of the Company issuable pursuant to the exercise of options under the Company's stock option plan be increased by an additional 3,500,000 common shares such that a total of 8,141,000 common shares shall be for issuance under the Company's stock option plan."

                               BOARD OF DIRECTORS

The following table provides background information on our directors, including the nominees proposed for election. One of our current directors, Dr. Robert Lee, will be retiring from the board and will not be standing for re-election. Information included in this table has been provided by the person concerned.


NORMAN SEAGRAM                  Norman Seagram is Chairman of the Board. Mr. Seagram retired
Director since:(1) 2000         as President of Sportsco International LP in February 2003.
Term expires: 2005              He has previously served as President and Chief Executive
Shares held:(2) 16,200          Officer of Molson Inc. and Chairman and Chief Executive
Stock options:(3) 34,900        Officer of Air Liquide Canada, Inc. Mr. Seagram chairs the
                                Audit Committee and the Management Development and
                                Compensation Committee, and sits on the Nomination and
                                Corporate Governance Committee.

DONALD LOWRY                    Donald Lowry is Chief Executive Officer of Epcor Utilities
Director since: 2000            Inc. Prior to joining Epcor, Mr. Lowry served as Chairman of
Term expires: 2005              Alta Telecom Inc. and President and Chief Operating Officer
Shares held: 1,000              of Telus Communications. Mr. Lowry chairs the Nomination and
Stock options: 29,200           Corporate Governance Committee and sits on the Audit
                                Committee and the Management Development and Compensation
                                Committee.

DON MORRISON                    Don Morrison is Senior Portfolio Manager at Ontario
Director since: 2000            Municipal Employees Retirement System (OMERS). Mr. Morrison
Term expires: 2004              has previously served as Senior Vice President, Investments,
Shares held: 500                at Working Ventures Canadian Fund Inc. and as principal in
Stock options: 16,000           the Financial Advisory Services Group of
                                PricewaterhouseCoopers LLP. Mr. Morrison is a chartered
                                accountant.

WESLEY TWISS(4)                 Wesley Twiss joined the board in February 2003. Mr. Twiss
Director since: 2003            has a strong background in the energy sector. Prior to his
Term expires: 2003              retirement in 2002, Mr. Twiss was employed as Executive Vice
Shares held: 15,000             President and Chief Financial Officer for PanCanadian Energy
Stock options: nil              Corporation. He previously served as Executive Vice
                                President and Chief Financial Officer of PetroCanada and was
                                that company's senior financial officer for more than a
                                decade. Mr. Twiss is a member of the Audit Committee.

DR. ROBERT LEE(5)               Dr. Lee joined the board in January 1999 and served as
Director since: 1999            Chairman from that time until July 2000. Since 1990, Dr. Lee
Term expires: 2003              has been an independent technical advisor to Air Liquide
Shares held: nil                Canada and several of its subsidiaries, as well as to
Stock options: 130,500          various other institutions, including the American Iron and
                                Steel Institute/Department of Energy. Dr. Lee has been
                                involved in the development of more than 25 inventions,
                                securing over 200 patents. In 1998, Dr. Lee received an
                                honorary Doctorate of Science from McGill University for
                                innovative contributions to the metallurgical industry. Dr.
                                Lee is a member of the Audit Committee.

FRANK COLVIN(4)                 In February 2003, Mr. Colvin retired as Vice President Fuel
Director since: 2001            Cell Activities of General Motors Corporation. Prior to
Term expires:(4) 2003           holding that position, Mr. Colvin held numerous senior
Shares held: 2,000              positions at General Motors, including, most recently, Vice
Stock options: nil              President of Engineering, General Motors Europe. At the same time he was responsible for General Motors Global
                                Alternative Propulsion Centers (GAPC), managing GM's fuel
                                cell research and development at three locations in Germany,
                                Michigan and New York State.

V. JAMES SARDO(4)               James Sardo is a business consultant and, since 2001, a
Director since: n/a             director of GDI Global Data Inc. Mr. Sardo was President,
Term expires: n/a               Canadian Operations, of Moore Corporation Limited, from 1999
Shares held: nil                to 2001 and President and Chief Executive Officer of SMK
Stock options: nil              Speedy International, from 1997 to 2001. Prior to 1997, Mr.
                                Sardo held Chief Executive Officer positions at SNE, Inc.
                                and Amre Inc. in the United States and the position of
                                Chairman and Chief Executive Officer of Firestone Canada
                                Inc. Mr. Sardo is a member of the Institute of Corporate
                                Directors.

PIERRE RIVARD(4)                Pierre Rivard has served as the President and Chief
Director since: 1996            Executive Officer of the Company since its inception. Along
Term expires: 2003              with Boyd Taylor and Joseph Cargnelli, Mr. Rivard founded
Shares held: 6,181,500          the Company in 1995. In 2002, Mr. Rivard served on the
Stock options: nil              Nomination and Corporate Governance Committee as well as the
                                Management Development and Compensation Committee. Following
                                the Meeting, Mr. Rivard will be stepping down from both
                                Committees.

BOYD TAYLOR                     Boyd Taylor was named Vice President, Business Development,
Director since: 1996            Sales and Marketing on April 11, 2003. Prior to that
Term expires: 2004              appointment, he served as the Company's Vice President,
Shares held: 6,119,500          Sales and Marketing, a position he has held since the
Stock options: nil              Company's inception. Along with Pierre Rivard and Joseph
                                Cargnelli, Mr. Taylor founded the Company in 1995.

JOSEPH CARGNELLI                Joseph Cargnelli was named Chief Technology Officer of the
Director since: 1996            Company on April 11, 2003. Prior to that appointment, he
Term expires: 2005              served as Vice President, Technology, a position he has held
Shares held: 6,109,500          since the Company's inception. Along with Pierre Rivard and
Stock options: nil              Boyd Taylor, Mr. Cargnelli founded the Company in 1995.

(1) "Director since" refers to the year the director was first elected to the board.

(2) "Shares held" refers to the number of common shares over which direction or control is exercised by the director as at April 15, 2003.

(3) "Stock options" refers to the number of stock options held by the director as at April 15, 2003.

(4) Nominee for election at the Meeting.

(5) Mr. Lee will be retiring from the Board following the Meeting.

          BOARD OF DIRECTORS MEETINGS HELD AND ATTENDANCE OF DIRECTORS

The information presented below reflects board and committee meetings held and the attendance of directors for the year ended December 31, 2003.

SUMMARY OF BOARD AND COMMITTEE MEETINGS HELD


                                                                                         6
 Board of Directors
                                                                                         3
 Nomination and Corporate Governance Committee
                                                                                         5
 Audit Committee
                                                                                         3
 Management Development and Compensation Committee

SUMMARY OF ATTENDANCE OF DIRECTORS

 DIRECTOR                         BOARD MEETINGS ATTENDED  COMMITTEE MEETINGS ATTENDED
 Norman Seagram (1)                       6 of 6                    11 of 11
 Donald Lowry (2)                         6 of 6                    11 of 11
 Don Morrison                             6 of 6                       n/a
 Robert Lee (3)                           6 of 6                     5 of 5
 Frank Colvin                             4 of 6                       n/a
 Pierre Rivard (4)                        6 of 6                     6 of 6
 Boyd Taylor (5)                          6 of 6                     2 of 3
 Joseph Cargnelli                         5 of 6                       n/a

(1) Chairman of the Board of Directors, Chair of Audit Committee and the Management Development and Compensation Committee, member of the Nomination and Corporate Governance Committee.

(2) Chair of Nomination and Corporate Governance Committee, member of the Audit Committee and the Management Development and Compensation Committee.

(3) Member of the Audit Committee.

(4) Member of the Nomination and Corporate Governance Committee and the Management Development and Compensation Committee. Following the Meeting, Mr. Rivard will step down from these committees.

(5) During the period from January 1, 2002 to June 5, 2002, Mr. Taylor was a member of the Audit Committee. Mr. Taylor is currently not a member of the Audit Committee

                       STATEMENT OF CORPORATE GOVERNANCE

Our board of directors shares the belief that its role is to ensure that the Company acts in the best interests of its shareholders. The focus of the board is to provide objective, prudent guidance to Hydrogenics' management. Through management, the board ensures that, in recognition of its ultimate responsibility for both fiduciary and regulatory matters, effective processes are in place, operating effectively and being monitored. The board's responsibility to shareholders is demonstrated by its commitment to effective corporate governance and disclosure.

Our board understands that strong governance frameworks are critical not only to ensure organizational compliance and effectiveness, but increasingly to meet capital market expectations. During the past year, we undertook a comprehensive review of our corporate governance practices in order to best comply with the Proposed TSX Disclosure and Continued Listing Requirements and Guidelines and other Canadian securities legislation as well as the Nasdaq National Market ("Nasdaq") Proposed Corporate Governance Listing Standards, the Sarbanes-Oxley Act of 2002 ("SOX") and other applicable United States securities legislation. Consequently, during the past year, our board (i) approved and adopted new governance guidelines for the board, (ii) approved and adopted revised charters for each committee of the board, (iii) approved a new position description for the President and Chief Executive Officer, and (iv) adopted new corporate policies, including a Code of Business Conduct and Ethics and a Communications and Disclosure Policy.

Under the rules of The Toronto Stock Exchange (the "TSX"), we are required to disclose information relating to our system of corporate governance with reference to guidelines set out in the TSX Company Manual (the "TSX Guidelines"). Appendix A to this proxy circular discloses our practices with respect to corporate governance by addressing each of the TSX Guidelines, including various corporate governance practices recently adopted by our board of directors.

                               COMMITTEE REPORTS

REPORT OF THE NOMINATION AND CORPORATE GOVERNANCE COMMITTEE

The Nomination and Corporate Governance Committee ensures that an effective and efficient approach to corporate governance is developed and implemented by the Company. The primary objective of this Committee is to ensure that our business and affairs are carried out in a transparent manner that will enhance shareholder value. The Committee assesses the effectiveness of our corporate governance and, where appropriate, makes recommendations with respect to the implementation, development and modification of our corporate governance processes to enhance board effectiveness.

Since our last annual meeting, the Nomination and Corporate Governance Committee, in fulfilling its responsibilities, took the following measures:

     - Monitored and reviewed emerging SOX, Nasdaq and TSX corporate governance standards, which resulted in the implementation of additional governance initiatives;

     - Reviewed guidelines for the board of directors and provided its recommendation to the board with respect to the adoption of these guidelines;

     - Reviewed its own charter and made certain recommendations to the board to revise and amend this charter so as to reflect emerging corporate governance best practices. The revised mandate can be found in Appendix B to this proxy circular;

     - Reviewed and recommended for adoption the Company's Code of Business Conduct and Ethics and Communications and Disclosure Policy;

     - Completed an annual board effectiveness survey including assessments of the board, board committees and the contributions of individual directors;

     - Reviewed the size and composition of the board to ensure that it continues to have the appropriate expertise and background to support corporate strategy and operations; and

     - Completed a review of the proposed board committee rotations for 2003-2004, which resulted in a realignment of the composition of committees.

The Nomination and Corporate Governance Committee met three times in 2002.

The Nomination and Corporate Governance Committee is satisfied that it has fulfilled its charter to the best of its ability during the year ended December 31, 2002.

(Signed) Donald Lowry
Chair
Nomination and Corporate Governance Committee

REPORT OF THE AUDIT COMMITTEE

Our board of directors has delegated to the Audit Committee responsibility for assisting the board in its oversight role with respect to the quality and integrity of financial information and reporting disclosure, risk management, the performance, qualifications and independence of the external auditors and legal and regulatory compliance. The Audit Committee meets in camera to review management's financial stewardship. The Audit Committee consists entirely of unrelated and independent directors.

Of particular note in 2002, the Audit Committee adopted an updated charter, which the board ratified in compliance with the requirements of SOX as well as TSX and Nasdaq rules. The charter can be found in Appendix B to this proxy circular. The Audit Committee meets the independence requirements prescribed by applicable securities legislation and rules of the TSX and Nasdaq.

In fulfilling its charter in 2002, the Audit Committee:

     - Reviewed and discussed with management the audited annual financial statements;

     - Discussed with the external auditor all matters pertaining to professional auditing guidelines and standards in Canada and the United States, including the external auditor's independence; and

     - Received the written disclosures from the external auditor recommended by the Canadian Institute of Chartered Accountants and the Independence Standards Board in the United States.

Based on this information, the Audit Committee recommended to the board that the audited financial statements be included in the Annual Report to Shareholders.

Since our last annual meeting, the Audit Committee also took the following measures:

     - Reviewed the performance of the external auditor and recommended reappointment of the external auditor for shareholders' approval;

     - Reviewed the independence and qualification of the external auditor, based on the external auditor's disclosure of its relationships with the Company;

     -  Approved the audit and non-audit fees paid to the external auditor;

     - Approved a protocol for the consideration and approval of non-audit services to be provided by the external auditor that may be required during the year;

     - Reviewed the overall scope and plans of the annual audit with the external auditor and management;

     - Reviewed with management and the external auditor prior to publication, the interim quarterly financial statements and the annual consolidated financial statements, including a discussion with the external auditors of matters which are required to be disclosed under generally accepted auditing standards;

     -  Met regularly in camera with the external auditor; and

     - Approved procedures for the receipt and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee met five times in 2002.

The Audit Committee is satisfied with the appropriateness of its revised charter and is satisfied that it has substantially met the terms of the revised charter in 2002.

(Signed) Norman Seagram
Chair
Audit Committee

REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

The Management Development and Compensation Committee ensures that the Company has a plan for the continuity of its officers and an executive compensation plan that is motivational and competitive and which will attract, hold and inspire the performance of executive management and other key personnel. In fulfilling its charter the Committee's role includes reviewing and reporting to the board on: human resource planning, including the terms of the compensation packages provided to the Company's employees; succession planning and proposed senior management appointments; the levels and form of executive compensation in general; and, the specific compensation of senior executives, including the annual compensation of the President and Chief Executive Officer. The Committee also administers the Company's stock option plan.

In fulfilling its charter, the Management Development and Compensation
Committee:

     - Adopted an updated charter, which the board ratified, in compliance with TSX and Nasdaq rules. The charter can be found in Appendix B to this proxy circular;

     -  Reviewed and approved executive succession plans;

     -  Reviewed and approved various officer appointments;

     - Reviewed the Company's approach to compensation for its employees, officers and directors;

     - Reviewed and approved the salary, incentive bonus and stock option awards for each officer of the Company; and

     - Engaged the services of a recognized independent external consultant to provide advice and expertise regarding the proposed amendment to increase the Shares issuable pursuant to the Company's stock option plan.

The Management Development and Compensation Committee met three times in 2002.

The Management Development and Compensation Committee is satisfied that it has fulfilled its charter during the year ended December 31, 2002.

(Signed) Norman Seagram
Chair
Management Development and Compensation Committee

                        REPORT ON EXECUTIVE COMPENSATION

The Management Development and Compensation Committee administers our executive compensation program for executive officers including those named on the "Summary Compensation Table" below (the "Named Executive Officers"). The Committee has primary responsibility for determining executive remuneration and the review, design and competitiveness of our compensation plans. In fulfilling this role, the Committee seeks to:

     - provide total compensation which is closely linked to the Company's performance and to individual performance;

     - align the interests of the Company's executive officers with those of its shareholders through potential stock ownership; and

     - ensure that compensation and benefits are at levels which enable the Company to attract and retain the calibre of executives and officers it needs to achieve its desired growth and performance targets.

Our executive compensation program has three principal components: salary, annual incentives, which are paid in cash, and long-term, equity-based incentives. Each of the components has specified objectives. The objectives of base salary are to recognize market pay, acknowledge competencies and skills of individuals, and reward individual contribution. The objectives of the annual incentive bonuses are to reward achievement of short-term financial performance and milestones, and focus on key activities and achievements critical to the success of the Company. Long-term compensation is designed to focus executive's attention on the long-term interests of the Company and its shareholders, and is in the form of stock options linking the executive's long-term compensation directly to the appreciation in the price of our Shares.

COMPENSATION DETERMINATION PROCESS

In reviewing and recommending executive compensation, the Management Development and Compensation Committee examines each of base salary, annual incentive bonus and a long-term incentive components individually as well as the total compensation package. With respect to the compensation levels of the Named Executive Officers (and other executive officers), other than the President and Chief Executive Officer, recommendations are submitted by management for review, discussion and amendment by the Committee. Compensation for the President and Chief Executive Officer is determined solely by the Committee. In determining the appropriate salaries and bonuses for the Company's executive officers, the Committee has access to informal information and publicly available information relating to compensation of executives of similar companies operating in its industry.

In all cases, compensation is determined with reference to the strategic imperatives of the Company, the responsibilities of the position, the performance of the incumbent, the competitive marketplace for qualified executive talent and the compensation practices of specific peer companies in the fuel cell sector. External competitiveness is measured against other Canadian and U.S. organizations to ensure that overall compensation is appropriate in terms of the responsibilities of executive positions in a public company.

STOCK OPTIONS

The purpose of our stock option plan is to align incentives for our employees, management and directors with the results realized by shareholders, while providing competitive compensation arrangements that reward the creation of shareholder value over the long term. Since 1999, we have granted options to purchase Shares to various employees, officers, directors and consultants. These grants were formalized in January 2000 by entering into stock option agreements with these individuals. These agreements generally provide that the options have a maximum term of ten years and vest over four years. Unvested options granted under these agreements expire upon the termination, death or incapacity of the optionee. If a change of control of the Company occurs, the board has the power to amend the terms of each option agreement to allow for the exercise of the unvested portion of each option prior to the completion of the change of control.

Prior to completing our public offering on November 1, 2000, we adopted a new stock option plan under which the Management Development and Compensation Committee may from time to time grant to directors, officers and eligible employees of the Company options to acquire Shares. This plan provides that options will have a maximum term of ten years, and will have an exercise price per share of not less than the closing price of the Shares on the

TSX on the trading day before the option is granted. Unless otherwise specified in a particular optionee agreement, options granted under this plan will vest over four years with one quarter of the particular option grant vesting each year. The total number of options approved for issuance under this plan and all previous option plans is 4,641,000.

Due to our rapid growth and the acquisition of Greenlight Power Technologies, Inc. in January of this year, the number of our employees worldwide has increased significantly since the inception of our stock option plan in 1999. Based on our compensation structure and our annual grant of options to employees, we will soon exhaust all permitted options under our plan. As of December 31, 2002, only 95,065 stock options remain available for grant, which is insufficient for the current and future year's grants. As a result, it is proposed to increase the number of Shares which may be issued under the Plan by an additional 3,500,000 shares. The Management Development and Compensation Committee believes that the proposed amendment is necessary in order to ensure that sufficient awards can continue to be made to attract, retain and motivate key employees, executives, and directors.

To ascertain whether the proposed increase of additional Shares available for issuance under our stock option plan reflects current market practices in our industry, the Management Development and Compensation Committee retained William
M. Mercer Limited to advise on the market practices of companies comprising the Technology and Industrial Groups of the S&P/TSX Composite Index, with respect to their long-term incentive programs. Based on the information provided in the Mercer report, the Committee is satisfied that the amendment is appropriate given the practices and long-term incentive programs at comparable companies, particularly in relation to the metrics of "overhang", "anticipated burn rate" and "life expectancy" of the plan.

If approved by shareholders, the total number of Shares reserved for issuance under the plan, minus options that have been exercised, would represent approximately 11.5% of the total number of issued and outstanding Shares. As of April 15, 2003, a net total of 4,545,935 stock options have been granted to participants in the stock option plan, taking into account options which have been forfeited or cancelled. Since the plan was adopted, options exercised resulted in the issuance of 2,014,255 Shares.

The foregoing Report is submitted by the Management Development and Compensation
Committee:

Norman Seagram (Chair)
Donald Lowry
Pierre Rivard

SUMMARY COMPENSATION TABLE

The following table provides a summary of compensation earned during the last three financial years by the Chief Executive Officer and the Company's four most highly compensated executive officers who served as executive officers at the end of the financial year ended December 31, 2002 (the "Named Executive Officers").

                                                                           Long-Term
                                                                         Compensation
                                           Annual Compensation             Awards(1)
                                                            Other
                                                           Annual         Securities       All other
                              Year  Salary    Bonus    Compensation(2)   Under Options    Compensation
 Name and Principal Position        (U.S.$)  (U.S.$)       (U.S.$)            (#)           (U.S.$)
 Pierre Rivard,               2002  136,804  47,900          Nil                Nil             Nil
 President, Chief Executive   2001  106,473   9,501          Nil                Nil             Nil
 Officer                      2000   57,208   6,544          Nil                Nil             Nil
 Gary Brandt,(3)              2002  127,944  31,933          Nil                Nil           6,542
 Chief Financial Officer      2001   22,367     Nil          Nil            300,000          69,974
                              2000       --      --           --                 --              --
 Jonathan Lundy,(4)           2002  108,257  19,160          Nil             70,000             Nil
 Vice President,              2001  100,653   9,501          Nil            140,000             Nil
 General Counsel and          2000   14,724     272          Nil             70,000             Nil
 Corporate Secretary
 Boyd Taylor,                 2002   92,236  19,160          Nil                Nil             Nil
 Vice President,              2001   87,171   9,501          Nil                Nil             Nil
 Business Development,        2000   57,289   6,544          Nil                Nil             Nil
 Sales & Marketing
 Joseph Cargnelli,            2002   92,222  19,160          Nil                Nil             Nil
 Chief Technology Officer     2001   87,171   9,501          Nil                Nil             Nil
                              2000   57,208   6,544          Nil                Nil             Nil

(1) The Company has not granted any restricted shares or restricted share units, stock appreciation rights or long-term incentive plan payouts.

(2) Benefits do not exceed the lesser of $50,000 and 10% of the total annual salary and bonuses for any of the Named Executive Officers.

(3)  Mr. Brandt joined the Company in October 2001.

(4)  Mr. Lundy joined the Company in November 2000.

The following table details information with respect to the grant of options by the Company to the Named Executive Officers during the fiscal year ended December 31, 2002.

        Option Grants during the most recently Completed Financial Year

                                                                                         Market Value
                                                                                         Of Securities
                                                  % of Total                              Underlying
                               Securities      Options Granted                              Options
                              Under Options      to Employees         Exercise or         On the Date
                                 Granted         In Financial         Base price           Of Grant           Expiration
 Name                              (#)               Year          (Cdn.$/Security)    (Cdn.$/Security)          Date
 Pierre Rivard                      Nil                 0%                       N/A                 N/A                N/A
 Gary Brandt                        Nil                 0%                       N/A                 N/A                N/A
 Boyd Taylor                        Nil                 0%                       N/A                 N/A                N/A
 Joseph Cargnelli                   Nil                 0%                       N/A                 N/A                N/A
 Jonathan Lundy                  70,000(1)           17.6%         $            4.70   $            4.70      June 27, 2012

(1) These options vest over four years, with one quarter of the options vesting on June 27, 2003 and one sixteenth of the options vesting quarterly thereafter.

The following table details information with respect to all options of the Company exercised by the Named Executive Officers during the fiscal year ended December 31, 2002, and all options held by the Named Executive Officers and outstanding on December 31, 2002.

 Aggregated Options Exercised during the most recently completed Financial Year
                                      and
                        Financial Year-End Option Values

                                                                                         Value of
                                                                                        Unexercised
                                                                    Unexercised        In-the-money
                                                                      Options             Options
                                     Securities      Aggregate       At FY-End           At FY-End
                                     Acquired on       Value            (#)               (Cdn.$)
                                      Exercise       Realized      Exercisable/        Exercisable/
 Name                                    (#)          (Cdn.$)      Unexercisable       Unexercisable
 Pierre Rivard                            N/A            N/A                  N/A                  N/A
 Gary Brandt                              Nil            Nil      108,333/191,667      189,583/335,417
 Boyd Taylor                              N/A            N/A                  N/A                  N/A
 Joseph Cargnelli                         N/A            N/A                  N/A                  N/A
 Jonathan Lundy                        12,000         94,230       82,375/185,625       56,100/200,500

EMPLOYMENT AGREEMENTS

On April 16, 2001 we entered into employment agreements with the following Named Executive Officers: Pierre Rivard, Boyd Taylor, and Joseph Cargnelli. Each agreement is for an initial term of two years ending April 17, 2003, with automatic one year extensions thereafter unless otherwise terminated pursuant to the terms of such agreement. These agreements also provide for payments of varying amounts not exceeding twenty-four (24) months' salary in lieu of notice if the executive officer is terminated without cause from his position at any time during the term of the agreement. Upon termination resulting from a change of control of the Company, each executive officer will be entitled to receive an amount equal to twenty-four (24) month's salary. For 2003, the per annum salary of each of these Named Executive Officers has been set as follows: Pierre Rivard Cdn.$ 300,000, Joseph Cargnelli Cdn.$170,000 and Boyd Taylor Cdn.$170,0000.

COMPENSATION OF DIRECTORS

Each of our directors who is not an employee is paid an annual fee of U.S.$10,000 for his services as a director. Committee chairs are paid an additional annual fee of U.S.$1,000. Our chairman is paid an annual fee of U.S.$12,000 for his services, and an attendance fee of U.S.$900 for each board meeting attended. Non-employee directors also receive an attendance fee of U.S.$700 for each board and committee meeting attended. Each committee chair receives an additional attendance fee of U.S.$200 for each committee meeting attended.

Non-employee directors are also eligible to receive stock options in accordance with the recommendations of the Management Development and Compensation Committee. During the year ended December 31, 2002, an aggregate number of 25,000 stock options were granted to non-employee directors, at an issue price of Cdn.$4.70, expiring on June 27, 2012. All directors are reimbursed for travel and other reasonable expenses incurred in attending board and committee meetings.

PERFORMANCE GRAPH

The following graph compares the cumulative shareholder return on our Shares to the cumulative total return of the S&P/TSX Composite Index during the period commencing on November 1, 2000 (the date our Shares began trading in the issued market on the TSX) and ending on December 31, 2002. The closing price of our Shares on the TSX on December 31, 2002 was Cdn.$5.60.


                              [PERFORMANCE GRAPH]

                               OTHER INFORMATION

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

We have purchased liability insurance for the benefit of the directors and officers of the Company and certain subsidiaries. Protection is provided to directors and officers for acts, errors or omissions done or committed during the course of their duties as directors or officers, as the case may be. The insurance coverage has an annual policy limit of U.S.$ 20 million. The cost of this insurance is approximately U.S.$430,000 annually.

INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

None of our directors or executive officers are indebted to the Company.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

In the normal course of our operations we subcontract some manufacturing to a company owned by the father and uncle of Joseph Cargnelli, a director and senior officer of the Company. For the fiscal year ended December 31, 2002, this company billed us approximately U.S.$999,000. We believe that these transactions are, in respect of the Company, on no more favorable terms than similar transactions with unrelated third parties.

INTEREST OF DIRECTORS AND OFFICERS IN MATTERS TO BE ACTED UPON

Except as described elsewhere in this proxy circular, none of our directors or officers, nor any of their known associates, has any substantial interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting.

RECEIPT OF SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Any shareholder who intends to present a proposal at our next annual meeting of shareholders must send the proposal to our Corporate Secretary at 5985 McLaughlin Road, Mississauga, Ontario, L5R 1B8. In order for the proposal to be included in the proxy materials we send to shareholders for that meeting, the proposal must be received by us no later than January 31, 2004 and must comply with section 137 of the Canada Business Corporations Act.

APPROVAL

This proxy circular is dated as of April 30, 2003, and except as otherwise indicated, all the information contained in this proxy circular is given as of that date. Our board of directors has approved the contents and distribution of this proxy circular to shareholders.

(Signed) Jonathan I. Lundy
Vice President, General Counsel and Corporate Secretary
April 30, 2003

                                  CERTIFICATE

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

(Signed) Pierre Rivard                          (Signed) Gary Brandt
President and Chief Executive Officer           Chief Financial Officer
April 30, 2003

                                   APPENDIX A

                            HYDROGENICS CORPORATION
                  STATEMENT OF CORPORATE GOVERNANCE PRACTICES
                              AS OF APRIL 30, 2003

The following Statement of Corporate Governance Practices outlines our approach to governance and, where appropriate, highlights achievements in developing our corporate governance program. We are fully or substantially aligned with nearly all of the TSX Guidelines, as described more fully below. While we consider the TSX Guidelines to be an appropriate model for seasoned reporting issuers, we believe that, in the case of some of the recommendations, our alternative approach is more appropriate given that we have been a reporting issuer for less than three years.

CORPORATE GOVERNANCE GUIDELINES              COMMENTS
-------------------------------              --------

1. Board should explicitly assume            The board of directors has approved and adopted formal
responsibility for stewardship of the        guidelines describing the composition, responsibilities
Company, and specifically for:               and methods of operation of the board (the "Board
                                             Guidelines"). The Board Guidelines will be effective
                                             immediately following the annual meeting of shareholders
                                             to be held on May 30, 2003, (the "Meeting"). The role of
                                             the board is one of stewardship and to act in the best
                                             interests of the Company. In so doing, the mandate of the
                                             board is to supervise the management of the business and
                                             affairs of the Company.

(a) Adoption of a strategic planning         The Board Guidelines state that the board of directors is
process                                      responsible for (i) approving the Company's long-term
                                             strategy, while taking into account, among other matters,
                                             business opportunities and risks, (ii) approving and
                                             monitoring the implementation of the Company's annual
                                             business plan, and (iii) advising management on strategic
                                             issues. The board has ultimate oversight for reviewing
                                             the Company's strategies and plans, and for monitoring
                                             performance in the execution of these strategies and
                                             plans. The board reviews annual and interim business
                                             plans, goals and objectives prepared by management and
                                             provides input and approval. The board also reviews
                                             strategic issues facing the Company at meetings
                                             throughout the year.

(b) Identification of principal risks, and   The Board Guidelines provide that the board of directors
implementing risk management systems         is responsible for ensuring that appropriate systems are
                                             in place to identify business risk and opportunities and
                                             overseeing the implementation of processes to manage
                                             those risks and opportunities. Pursuant to its charter,
                                             the Audit Committee is also charged with ensuring that
                                             risk management policies and internal control systems are
                                             in place to mitigate the Company's exposures. The charter
                                             of the Audit Committee was revised during the year so as
                                             to comply with the listing requirements and rules of the
                                             Nasdaq National Market ("Nasdaq"), The Toronto Stock
                                             Exchange ("TSX") and Section 10A of the Securities
                                             Exchange Act of 1934, as amended by the Sarbanes-Oxley
                                             Act of 2002 ("SOX"). A report on the Company's compliance
                                             with the Audit Committee charter can be found in this
                                             proxy circular in the section "Report of the Audit
                                             Committee". The Audit Committee has direct communication,
                                             including in camera meetings with the external auditors.

                                             The board of directors, assisted by management and the
                                             committees of the board, reviews the operations of the
                                             Company at each meeting. Part of that review includes an
                                             assessment of material operating,

CORPORATE GOVERNANCE GUIDELINES              COMMENTS
-------------------------------              --------
                                             financial and other risks. Senior management and the
                                             Audit Committee also regularly review the Company's
                                             system of internal financial and other controls to ensure
                                             unnecessary risks are minimized.

                                             The Company has adopted a Code of Business Conduct and
                                             Ethics in order to comply with the TSX Proposed Corporate
                                             Governance Standards and other Canadian securities
                                             legislation ("Canadian Corporate Governance Standards")
                                             as well as SOX, the Nasdaq Corporate Governance Listing
                                             Standards and other applicable United States securities
                                             legislation ("U.S. Corporate Governance Standards").

(c) Succession planning, including           Succession planning and monitoring the performance of the
appointing, training and monitoring senior   President and Chief Executive Officer and other senior
management                                   management are part of the charter of the Management
                                             Development and Compensation Committee. This Committee
                                             conducts an annual review of the senior management
                                             succession planning process and plans. The Committee also
                                             approves the appointment of senior management and reviews
                                             their annual performance. Additional information on the
                                             Management Development and Compensation Committee can be
                                             found in the proxy circular in the section "Report of the
                                             Management Development and Compensation Committee".

(d) Communications policy                    The board has approved and adopted a formal
                                             Communications and Disclosure Policy.

                                             The Communication and Disclosure Policy currently follows
                                             the financial disclosure principles set out by the United
                                             States Securities Exchange Commission's Regulation on
                                             Fair Disclosure ("Reg FD"). In keeping with Reg FD,
                                             management is responsible for ensuring that all material
                                             financial information that is publicly disseminated be
                                             made available simultaneously to the investment community
                                             as a whole. Management hosts quarterly conference calls
                                             to discuss earnings announcements, current market
                                             conditions and forward-looking expectations. These
                                             conference calls are open to the general public and are
                                             accessible by telephone dial-in or through a simultaneous
                                             Internet webcast and are announced in advance by way of a
                                             press release and a notice on the Company's web-site home
                                             page. The Company files information that is being
                                             publicly disseminated simultaneously with various
                                             securities commissions and stock exchanges and also posts
                                             such information on its web-site.

(e) Integrity of internal control and        The Audit Committee is responsible for monitoring the
management information systems               quality and integrity of the Company internal control and
                                             management information systems through discussions with
                                             both management as well as the external auditors. The
                                             Audit Committee is also responsible for reviewing, no
                                             less frequently than annually, a report of the external
                                             auditors describing the Company's internal quality
                                             control procedures, any material issues raised by the
                                             most recent review of internal controls and management
                                             information systems or by any enquiry or investigation by
                                             governmental or professional authorities as well as any
                                             recommendations made and steps taken to deal with any
                                             such issues. The Audit Committee also assists the board
                                             in the oversight of the Company's compliance with
                                             applicable legal and regulatory requirements.

CORPORATE GOVERNANCE GUIDELINES              COMMENTS
-------------------------------              --------
                                             As required by the SOX, the Chief Executive Officer and
                                             the Chief Financial Officer certify the annual statements
                                             and evaluate and report on the effectiveness of the
                                             Company's disclosure controls and procedures.

2. Majority of directors should be           The Board Guidelines provide that the board of directors
"unrelated" (independent of management and   shall be comprised of a majority of individuals who
free from conflicting interest)              qualify as both unrelated and independent directors, as
                                             determined by the board of directors. The term
                                             "unrelated" refers to Canadian Corporate Governance
                                             Standards and the term "independent" refers to applicable
                                             US Corporate Governance Standards. The board is currently
                                             comprised of nine (9) directors of whom five are
                                             unrelated and independent.

3. Disclose for each director whether he     The board of directors considers Pierre Rivard, Boyd
is related and how that conclusion was       Taylor and Joseph Cargnelli to be related by virtue of
reached                                      being members of senior management and significant
                                             shareholders. Frank Colvin is considered related by
                                             virtue of his previous employment at General Motors
                                             Corporation, which is a significant shareholder of the
                                             Company. The board considers each of Norman Seagram,
                                             Donald Lowry, Wesley Twiss, Dr. Robert Lee, Don Morrison
                                             and Jim Sardo to be unrelated directors, independent of
                                             management and free from any business or relationship
                                             which could reasonably be perceived to materially
                                             interfere with their ability to act with a view to the
                                             best interest of the Company.

4.                                           The charter of the Nomination and Corporate Governance
(a) Appoint a committee of directors         Committee provides that the committee is responsible for
responsible for proposing to the full        (i) developing and reviewing criteria for selecting
board new nominees to the board and for      directors by regularly assessing, on the one hand, the
assessing directors on an ongoing basis      qualifications, personal qualities, business background
                                             and diversified experience of the board and, on the other
                                             hand, the Company's needs, (ii) identifying candidates
                                             qualified to become board members, and (iii) recommending
                                             nominees for election at the next annual meeting of
                                             shareholders and assisting the board and its chairman in
                                             determining board committee membership.

(b) Composed exclusively of non-             The charter of the Nomination and Corporate Governance
management, unrelated directors              Committee provides that the Committee shall be comprised
                                             of a minimum of three unrelated and independent
                                             directors, as determined by the board. The Committee has
                                             adopted criteria for evaluating future board nominees.

5. Implement a process for assessing the     The Nomination and Corporate Governance Committee is
effectiveness of the board, its committees   responsible for reviewing and monitoring the organization
and individual directors                     and conduct of meetings of the board and its committees
                                             and for developing and monitoring appropriate processes
                                             for the periodic assessment of the board, its committees,
                                             board and committee chairs and individual directors. The
                                             Committee conducts an annual board performance and
                                             assessment survey, which includes an analysis of results
                                             and recommendations for improved board, committee and
                                             directors effectiveness. Results are reviewed by the
                                             Committee and the full board.

6. Provide orientation and education         The Nomination and Corporate Governance Committee has
programs for new directors                   adopted measures to ensure that new directors are
                                             provided considerable education and orientation about the
                                             Company and its industry prior to official appointment,
                                             including access to and discussion with senior

CORPORATE GOVERNANCE GUIDELINES              COMMENTS
-------------------------------              --------
                                             management. The Company distributes a directors' manual
                                             to all directors. The directors' manual is regularly
                                             updated and includes, among other documents, the
                                             biographies and contact information for directors and
                                             officers, board and committee charters, significant
                                             corporate policies and the most recent annual and
                                             quarterly continuous disclosure filings of the Company.

7. Consider the size of board, with a view   The charter of the Nomination and Corporate Governance
to improving effectiveness                   Committee provides that the committee is responsible for
                                             monitoring the size and composition of the board to
                                             ensure effective decision-making of directors. The
                                             Committee has determined that the current and proposed
                                             size of the board is appropriate given the size of the
                                             Company and the stage of its development.

8. Review the adequacy and form of the       The Management Development and Compensation Committee
compensation of directors                    reviews the compensation of directors on an annual basis.

9. Committees should be comprised of         The board of directors relies on its committees to
non-management directors and the majority    fulfill its mandate and meet its responsibilities.
should be unrelated                          Committees have specific terms of reference and,
                                             following the Meeting, will be composed entirely of
                                             unrelated independent directors. Charters for each
                                             Committee have been adopted by the board and are provided
                                             in Appendix B to this proxy circular. Further details
                                             about the role, composition and activities of the
                                             Company's committees are provided in the proxy circular
                                             in the section "Committee Reports".

10. Board should appoint a committee         The Nomination and Corporate Governance Committee is
responsible for the Company's approach to    responsible for the Company's approach to corporate
corporate governance issues                  governance issues. The Committee assesses the
                                             effectiveness of the Company's governance, monitors
                                             compliance with corporate governance policies and makes
                                             recommendations regarding corporate governance matters to
                                             the board.

11.                                          The Board Guidelines define the scope of duties and
(a) Define limits to management's            expectations of the board, the board committees and
responsibilities by developing mandates      management. A position description for the President and
for the board and the Chief Executive        Chief Executive Officer has been developed and adopted by
Officer                                      the Management Development and Compensation Committee.

(b) Board should approve the Chief           The Management Development and Compensation Committee is
Executive Officer's corporate objectives     responsible for annually reviewing and recommending to
                                             the board the objectives that the Chief Executive Officer
                                             is expected to attain, assessing the Chief Executive
                                             Officer in the light of these objectives and recommending
                                             to the board the Chief Executive Officer's compensation.

12. Establish procedures to enable the       The roles of the Chairman and Chief Executive Officer are
Board to function independently of           separate. The Chairman, Mr. Seagram, is a non-employee,
management                                   unrelated and independent director.

                                             Pursuant to the Board Guidelines, the Company has
                                             instituted the practice of having the independent members
                                             of the board meet without the management members of the
                                             board being present.

CORPORATE GOVERNANCE GUIDELINES              COMMENTS
-------------------------------              --------
13. Establish an Audit Committee with a      The Audit Committee is composed solely of independent
specifically defined mandate, composed of    unrelated directors. The Audit Committee has adopted a
unrelated, independent directors             specific charter and has defined terms of reference. The
                                             charter of the Audit Committee is attached to Appendix B
                                             of this proxy circular.

14. Implement a system to enable             The board and its committees may retain outside advisors
individual directors to engage outside       at the Company's expense, as they deem necessary.
advisors, at the Company's expense           Individual directors may also retain outside advisors, at
                                             the Company's expense, to provide advice on any matter
                                             before the board or a committee with the approval of the
                                             Nominations and Corporate Governance Committee.

                                   APPENDIX B
                               COMMITTEE CHARTERS

AUDIT COMMITTEE CHARTER

     A. PURPOSE

The Audit Committee shall be directly responsible for the appointment, compensation and oversight over the work of the Company's public accountants. The Audit Committee shall monitor (1) the integrity of the financial statements of the Company, (2) the Company's compliance with legal and regulatory requirements, (3) the public accountants' qualifications and independence, and
(4) the performance of the Company's internal audit function and public accountants. The Audit Committee shall oversee the preparation of and review the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

     B. COMMITTEE MEMBERSHIP

The Audit Committee shall consist of no fewer than three members. The composition of the Audit Committee shall satisfy the independence, experience and financial expertise requirements of the Nasdaq National Market, The Toronto Stock Exchange and Section 10A of the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002, and the rules promulgated thereunder. The board shall appoint the members of the Audit Committee annually, considering the recommendation of the Nominations and Corporate Governance Committee, and further considering the views of the Chairman of the board and the Chief Executive Officer, as appropriate. The members of the Audit Committee shall serve until their successors are appointed.

The board shall have the power at any time to change the membership of the Audit Committee and to fill vacancies in it, subject to such new member(s) satisfying the independence, experience and financial expertise requirements referred to above. Except as expressly provided in this Charter or the by-laws of the Company, or as otherwise provided by law or the rules of the stock exchanges to which the Company is subject, the Audit Committee shall fix its own rules of procedure.

     C. COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Audit Committee shall have the sole authority to appoint or replace the public accountants (subject, if applicable, to shareholder ratification), and shall approve all audit engagement fees and terms and all non-audit engagements with the public accountants. The Audit Committee shall consult with management but shall not delegate these responsibilities. In its capacity as a committee of the board, the Audit Committee shall be directly responsible for the oversight of the work of the public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and the public accounting firm shall report directly to the Audit Committee. The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the committee and carry out its duties, and to conduct or authorize investigations into any matters within its scope of responsibilities.

The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or public accountants to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

The Audit Committee shall make regular reports to the board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the board for approval. The Audit Committee shall annually review the Audit Committee's own performance.

In performing its functions, the Audit Committee shall undertake those tasks and responsibilities that, in its judgment, would most effectively contribute and implement the purposes of the Audit Committee. The following functions are some of the common recurring activities of the Audit Committee in carrying out its oversight responsibility:

     - Review and discuss with management and the public accountants the Company's annual audited financial statements, including disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and recommend to the board whether the audited financial statements should be included in the Company's annual report filed on Form 20-F.

     - Review and discuss with management and the public accountants the Company's quarterly financial statements, including disclosures made under "Management's Discussion and Analysis of Financial Condition and Results of Operations" or similar disclosures, prior to the filing of its quarterly report.

     - Review and discuss with management and the public accountants, as applicable, (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management or the public accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (c) any management letter provided by the public accountants and the Company's response to that letter; (d) any problems, difficulties or differences encountered in the course of the audit work, including any disagreements with management or restrictions on the scope of the public accountants' activities or on access to requested information and management's response thereto; (e) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and (f) earnings press releases, as well as financial information and earnings guidance (generally or on a case-by-case basis) provided to analysts and rating agencies.

     - Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

     - Obtain and review a report from the public accountants at least annually regarding (a) the registered public accountants' internal quality control procedures; (b) any material issues raised by the most recent quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and
        (d) all relationships between the public accountants and the Company. Evaluate the qualifications, performance and independence of the public accountants, including a review and evaluation of the lead partner of the registered public accountant and taking into account the opinions of management.

     - Ensure that the lead audit partner of the public accountants and the audit partner responsible for reviewing the audit are rotated at least every five years as required by the Sarbanes-Oxley Act of 2002.

     - Discuss with management and the public accountants any accounting adjustments that were noted or proposed by the registered public accountants but were passed (as immaterial or otherwise).

     - Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

     - Review disclosures made by the Company's principal executive officer or officers and principal financial officer or officers regarding compliance with their certification obligations as required under the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, including the Company's disclosure controls and procedures and internal controls for financial reporting and evaluations thereof.

     D. LIMITATIONS OF AUDIT COMMITTEE'S ROLES

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to prepare financial statements, plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the registered public accountants.

NOMINATIONS AND CORPORATE GOVERNANCE COMMITTEE CHARTER

     A. PURPOSE

The Nominations and Corporate Governance Committee shall (i) identify individuals qualified to become board members, and recommend that the board select the director nominees for the next annual meeting of shareholders; and
(ii) develop and recommend to the board the corporate governance guidelines and processes applicable to the Company.

     B. COMMITTEE MEMBERSHIP AND PROCEDURE

The Nominations and Corporate Governance Committee shall consist of no fewer than three members. Each member of the Committee shall satisfy the independence requirements of the Nasdaq National Market, The Toronto Stock Exchange and
Section 10A of the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002, and the rules promulgated thereunder. The Board shall appoint the members of the Committee, considering the views of the Chairman of the Board and the Chief Executive Officer, as appropriate. The members of the Nominations and Corporate Governance Committee shall serve until their successors are appointed and qualify, and shall designate the chairman of the Committee.

The board shall have the power at any time to change the membership of the Nominations and Corporate Governance Committee and to fill vacancies in it, subject to such new member(s) satisfying the aforementioned independence requirements. Except as expressly provided in this Charter, the by-laws of the Company or the Board Guidelines, the Nominations and Corporate Governance Committee shall fix its own rules of procedure.

     C. COMMITTEE AUTHORITY AND RESPONSIBILITIES

     - The Committee shall develop qualification criteria for board members, and actively seek, interview and screen individuals qualified to become board members for recommendation to the board in accordance with the Board Guidelines.

     - The Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm's fees and other retention terms.

     - The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

     -  The Committee shall make regular reports to the board.

     - The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the board for approval. The Committee shall annually review its own performance.

     - The Committee may form and delegate authority to subcommittees when appropriate.

     - The Committee shall annually receive comments from all directors and report annually to the board with an assessment of the board's and individual's performance.

     - The Committee shall develop and recommend to the board a Code of Business Conduct and Ethics, and shall consider any requests for waivers from the Company's Code of Business Conduct and Ethics. The Company shall make disclosure of such waivers to the Securities and Exchange Commission and, as required, to the exchanges on which the Company's securities are listed for trading.

     - The Committee shall review annually, or more often if appropriate, the directors who are members (including qualifications and requirements), structure (including authority to delegate) and performance of committees of the board (including reporting to the board), and make recommendations to the board, as appropriate.

     - The Committee shall serve in an advisory capacity to the board and Chairman of the Board on matters of organizational and governance structure of the Company and the conduct of the board.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE CHARTER

A.  PURPOSE

    The Management Development and Compensation Committee (the "Committee") shall (i) assist the board of directors in ensuring that the necessary policies and processes are in place by which all employees of the Company, with special attention to the executive group, will be fairly and competitively compensated; and (ii) produce a report on executive compensation for inclusion in the Company's proxy statement in accordance with applicable rules and regulations.

B.  COMMITTEE MEMBERSHIP AND PROCEDURE

    The Committee shall consist of no fewer than three members. Each member of the Committee shall satisfy the independence requirements of applicable securities and exchange legislation and listing requirements and, if deemed appropriate from time to time, meet the definition of "non-employee director" under Rule 16b-3 under the Securities Exchange Act of 1934, and "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986. The board shall appoint the members of the Committee annually, considering the recommendation of the Nominations and Corporate Governance Committee, and further considering the views of the Chairman of the Board and the Chief Executive Officer, as appropriate. The members of the Committee shall serve until their successors are appointed and qualify, and shall designate the Chairman of the Committee. The board shall have the power at any time to change the membership of the Committee and to fill vacancies in it, subject to such new member(s) satisfying the above requirements.

C.  COMMITTEE AUTHORITY AND RESPONSIBILITIES

     The Committee shall:

     - Annually review and approve, on an aggregate basis, the total compensation of all employees of the Company and all subsidiaries of the Company.

     - Annually review and approve corporate goals and objectives relevant to Chief Executive Officer compensation, evaluate the Chief Executive Officer's performance in light of those goals and objectives, and set the Chief Executive Officer's compensation level based on this evaluation.

     - Annually review the Chief Executive Officer's evaluation of the performance of the other officers of the Company and such other senior management and key employees of the Company or any subsidiary of the Company as may be identified to the Committee by the board (collectively, the "Designated Executives") and review the Chief Executive Officer's recommendations with respect to the amount of compensation to be paid to the Designated Executives.

     - Annually review, assess the competitiveness and appropriateness of and approve the compensation package of each of the Designated Executives.

     - Review and approve any employment contracts or arrangements with each of the Designated Executives, including any retiring allowance arrangements or any similar arrangements to take effect in the event of a termination of employment.

     - Review and recommend to the Board compensation policies and processes and in particular, the compensation policies and processes for the Designated Executives.

     - In determining the long-term incentive component of the Chief Executive Officer's and each Designated Executive's compensation, consider the Company's performance and relative shareholder return, the value of similar incentive awards to executives at comparable companies, and the awards given to Company executives in past years.

     - Make recommendations to the board with respect to incentive compensation and equity-based plans, and review and make recommendations with respect to the performance or operating goals for participants in such plans.

     - Have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or senior executive compensation and shall have sole authority to approve the consultant's fees and other retention terms. The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

     - Adopt, administer, approve and ratify awards under incentive compensation and stock plans, including amendments to the awards made under any such plans, and review and monitor awards under such plans.

     - Review and report to the board on the appropriateness of the succession planning of the Company, including appointing, training and monitoring senior management.

     - Review the significant human resources policies, plans and programs of the Company to ensure that they are supportive of the Company's near and long-term strategies.

     -  Make regular reports to the board.

     - Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the board for approval.

     -  Annually review its own performance.

     -  Form and delegate authority to subcommittees when appropriate.

     - Undertake on behalf of, and in an advisory capacity to, the Board such other initiatives as may be necessary or desirable to assist the board in discharging its responsibility to ensure that appropriate human resources development, performance evaluation, compensation and management development programs are in place and operating effectively.

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